Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter Chief Financial Officer Key Tronic Corporation (509) 927-5295	Michael Newman Investor Relations StreetConnect (206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Revenue Increases 15% from the Previous Quarter

Spokane, WA—April 29, 2004—Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended April 3, 2004.

For the third quarter of fiscal 2004, Key Tronic reported total revenue of $37.3 million, up 15% from $32.6 million in the previous quarter and up 22% from $30.6 million for the third quarter of fiscal 2003. For the first nine months of fiscal 2004, total revenue was $104.5 million, up 10% from $95.2 million in the same period of fiscal 2003. Net income for the third quarter of fiscal 2004 was $112,000 or $0.01 per share, compared to a net loss of $287,000 or ($0.03) per share in the previous period and net income of $306,000 or $0.03 per share for the third quarter of fiscal 2003.

“We are pleased with our strong revenue growth in the third quarter,” said Jack Oehlke, President and Chief Executive Officer. “Our growth was driven by increased production on new programs involving consumer products and specialty printer accessories. Despite anticipated start-up costs associated with these new projects, we managed to achieve better than breakeven results in the third quarter.”

“The overall economic environment and the trend towards outsourcing continue to strengthen the demand for EMS services worldwide, and our exceptional range of capabilities and the logistical advantages of our facilities in Mexico continue to help us win new business. In the third quarter, we began production on new programs involving consumer products, electronic toys and office printers. In the fourth quarter, we expect sequential revenue growth in the range of 10% to 20% and earnings of $0.02 to $0.06 per share, as well as continued expansion of our manufacturing capacity.”

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-4007 or +1 303-262-2190 (Reservation No. 576619). A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 576619). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, Ireland and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2004. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors or customers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarters Ended		Nine Months Ended
	April 3 2004	March 29 2003	April 3 2004	March 29 2003
Net sales	$37,316	$30,645	$104,535	$95,230
Cost of sales	33,604	26,867	94,675	84,463

Gross profit on sales	3,712	3,778	9,860	10,767
Operating expenses:
Research, development and engineering	638	725	1,926	2,209
Selling	681	646	1,527	1,569
General and administrative	1,773	1,799	5,268	5,425

Total operating expenses	3,092	3,170	8,721	9,203
Operating income	620	608	1,139	1,564
Interest expense	273	262	795	759
Litigation settlement	—	—	—	(12,186)
Other (income) expense	(3)	26	(23)	(236)

Income before income taxes	350	320	367	13,227
Income tax provision	238	14	522	368

Net income	$112	$306	$(155)	$12,859

Earnings per share:
Earnings per common share—basic and diluted	$0.01	$0.03	($0.02)	$1.33
Weighted average shares O/S—basic	9,673	9,673	9,673	9,673
Weighted average shares O/S—diluted	9,793	9,675	9,673	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 3 2004	June 28 2003
ASSETS
Current Assets:
Cash and cash equivalents	$1,367	$956
Trade receivables—net	17,845	17,078
Inventories	25,426	24,151
Other	2,038	2,050

Total current assets	46,676	44,235
Property, plant and equipment, net	10,784	11,982
Other Assets:
Restricted cash	937	1,142
Other—net	808	1,001
Goodwill—net	765	765

Total other assets	2,510	2,908
Total Assets	$59,970	$59,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$411	$730
Accounts payable	18,363	13,145
Accrued compensation and vacation	3,387	4,213
Litigation settlement	910	1,124
Other	1,484	3,240

Total current liabilities	24,555	22,452
Long-Term Liabilities:
Revolving loan	9,505	9,864
Litigation settlement	1,861	2,593
Other	1,084	1,096

Total long-term liabilities	12,450	13,553
Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,673 and 9,673 shares	38,393	38,393
Retained deficit	(15,428)	(15,273)

Total shareholders’ equity	22,965	23,120

Total Liabilities and Shareholders’ Equity	$59,970	$59,125